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                                                                    EXHIBIT 17.1


July 16, 1998

Shareholders and Board of Directors
Optical Systems, Inc.
Raritan Plaza II, Raritan Center
Fieldcrest Avenue
Edison, New Jersey 08818


     RE:  OPTICAL SYSTEMS, INC.
          RESIGNATION


Dear Sir/Madam:

This letter hereby serves as my notification to the shareholders and directors of Optical Systems, Inc. of my resignation, effective immediately, from my position as Treasurer and Director of Optical Systems, Inc.

Very truly yours,

/s/ WILLIAM H. LUCKMAN

WILLIAM H. LUCKMAN